Exhibit (c)(4) – Preliminary Working Draft; All Figures Subject to Change / Update – Project Cactus Discussion Materials November 9, 2022

– Preliminary Working Draft; All Figures Subject to Change / Update – Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Special Committee of the Board of Directors (the “Special Committee”) of Cactus (the “Company”) in connection with its evaluation of a proposed transaction involving the Company and for no other purpose. The information contained herein is based upon information supplied by or on behalf of the Company and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by the Company. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or any other entity, or concerning the solvency or fair value of the Company or any other entity. With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, and at the Special Committee’s direction Centerview has relied upon such forecasts, as provided by the Company’s management, with respect to the Company. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of the Company. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview. 1

– Preliminary Working Draft; All Figures Subject to Change / Update –

Special Committee "Roadmap Dashboard"


Discussed in previous meetings
Focus for today
Bonsai's 10/24 Proposal
Contextualizing Bonsai's Proposal
Framework for Negotiation
Evaluate Proposal and Develop Response
Negotiate with Bonsai
Reach Agreement with Bonsai
What are key terms of the proposal?
How does the Bonsai offer price compare to recent stock performance?
What are negotiation dynamics in selected other transactions?
Offer value vs. potential value of executing on mgmt. outlook
Bonsai Becomes Unfriendly
Items to clarify with Bonsai
What other factors should be taken into consideration?
Process, timing and tactical considerations
Economic and Non-Economic Terms of Bonsai proposal
Bonsai Withdraws Proposal
Assessment of Management Outlook
Financial analysis
Learnings from diligence
Key drivers of Management Outlook
Potential opportunities / risks
Comparison vs. expectations
Negotiation Levers
Offer value / Premium
Necessary regulatory clearances(1)
Majority of the minority vote
Buyer bridge loan
Reverse termination fee
Minimal R&W
Financing contingency / backstop
Ticking construct

CENTERVIEW PARTNERS 2

(1) For example, expiration of HSR waiting period. To be confirmed.

– Preliminary Working Draft; All Figures Subject to Change / Update –

Executive Summary

Situation Update

- On 11/6, Centerview had a call with Bonsai and communicated the Special Committee's counterproposal of **$9.75 per share**
- On 11/7, Centerview had a call with Bonsai during which Bonsai communicated a revised proposal of **$6.55 per share**
  - **+5% increase** vs. Bonsai's 10/24 proposal of $6.25 per share
- **Topics for today's meeting are:**
  - Review of Bonsai's 11/7 proposal
  - Discussion on tactics and counterproposal
  - Financing process update and discussion on A/R process next steps

Next Steps

- **Align on response to Bonsai's 11/7 proposal**
- Centerview and S&C to provide **counterproposal to Bonsai**
- **Continue advancing** financing processes

CENTERVIEW PARTNERS 3

Source: FactSet as of November 8, 2022.

– Preliminary Working Draft; All Figures Subject to Change / Update – Illustrative Analysis At Various Prices Bonsai Proposals 30% premia 58% premia 10/24 11/7 Share Price $6.25 $6.55 $7.00 $8.00 $9.00 $10.00 $11.00 % Premium / (Discount) to: Current Price (11/8/22) $6.88 (9%) (5%) +2% +16% +31% +45% +60% Closing Price Prior to 10/24 Proposal $5.03 +24% +30% +39% +59% +79% +99% +119% (1) 20-Day VWAP $6.71 (7%) (2%) +4% +19% +34% +49% +64% Price Before BBG Rumor (10/10/22) $7.35 (15%) (11%) (5%) +9% +22% +36% +50% Implied Equity Value $1,807 $1,895 $2,026 $2,319 $2,613 $2,911 $3,210 (2) Plus: Net Debt 1,409 1,409 1,409 1,409 1,409 1,409 1,409 Implied Enterprise Value ($mm) $3,216 $3,304 $3,435 $3,728 $4,022 $4,320 $4,619 Implied EV / EBITDA (Management) (3) 2022E ($7) n.a. n.a. n.a. n.a. n.a. n.a. n.a. 2023E 130 24.7x 25.4x 26.4x 28.7x 31.0x 33.2x 35.5x 2024E 213 15.1x 15.5x 16.2x 17.5x 18.9x 20.3x 21.7x Implied EV / EBITDA (Consensus) 2022E $37 85.9x 88.2x 91.8x 99.6x 107.4x 115.4x 123.4x 2023E 151 21.3x 21.9x 22.8x 24.7x 26.7x 28.7x 30.6x 2024E 164 19.6x 20.1x 20.9x 22.7x 24.5x 26.3x 28.1x Source: Management Outlook and FactSet as of November 8, 2022. Note: Dollars in millions, except per share amounts. (1) Reflects 20 trading days as of day of 10/24 Bonsai proposal – reflects market close prior to Bonsai proposal. 4 (2) Net debt excludes NCI that is related to Up-C structure. Net debt as of September 30, 2022. (3) Negative multiples presented as “n.a.”.

– Preliminary Working Draft; All Figures Subject to Change / Update – As presented at 11/5 Special Committee Meeting Preliminary Valuation Analysis Methodology Selected Metric Implied Share Price 10/24 Bonsai Proposal: $6.25 11/7 Bonsai Proposal: $6.55 Illustrative Discounted Cash Flow Analysis WACC: 9.50%-11.00% (Incl. Value of Tax PGR: 2.0%-3.0% $5.88 (1,2) $9.75 Attributes) $2.12 $7.98 Selected Public Enterprise Value / FY'24E (1) Comparables Analysis EBITDA: 9.5x-17.5x $5.03 $16.38 52-Week Closing Share Low: $5.03 Price Range High: $16.38 $8.00 $2.75 Low: Citi $2.75 (3) Analyst Price Targets High: Keybanc $8.00 Source: Management Outlook and FactSet as of November 3, 2022. (1) Reflects net debt of $1,409mm, excludes NCI that is related to Up-C structure. Net debt as of September 30, 2022. 5 (2) Discount rate used to value tax attributes is equal to midpoint of after-tax cost of debt (4.9%) and midpoint of WACC range (10.25%). (3) Reflects analyst price targets as of October 24, 2022 (market close prior to proposal). For Reference Only

Update on Financing Process

– Preliminary Working Draft; All Figures Subject to Change / Update –

Financing Process Update – November 9, 2022

Bonsai Sr. Unsecured Term Loan

Loan agreement executed

A $61.2mm unsecured term loan that would satisfy cash need through 12/31/22. Would require additional liquidity in early 2023.

Current and Upcoming Milestones	Roles	Target
Board Approval	Cactus Board	11/9
Draw on Term Loan	Cactus / DPW	11/10

A/R Securitization

Received bids last week and are selecting parties with credible bids to continue diligence

Seek to secure commitments to address additional liquidity needs in early 2023. A/R balance initial low but grows to $400mm+ by middle of fiscal 2023

Current and Upcoming Milestones	Roles	Target
Narrow field of lenders	All	11/9-11/11
Provide 2023 and LT plan	Cactus	11/14
Facilitate confirmatory diligence & field exams	All	11/23
Activities between 11/8 & 12/31 determined by selected lenders and appropriate next steps	All	11/8-12/31
Finalize documents and close on all or a portion of the facility, if needed	DPW / S&C	12/31

Covenant Amendment

Beginning diligence with BRG and revolving lenders this week

All advisors, management and Bonsai will work together to secure a covenant amendment / waiver. Amendment / waiver negotiations may be modified if special committee and Bonsai reach an agreement on current takeover discussions

Current and Upcoming Milestones	Roles	Target
Diligence with BRG and revolving lenders	CVP / FTI	11/9-11/14
Deliver amendment / waiver proposal to revolving lenders	All	11/14
Negotiate amendment waiver proposal	All	11/14-12/31
Sign and close waiver amendment	DPW / S&C	12/31

Alternative Financing Solutions

On hold pending Lender A discussions and analysis informing additional

Seek proposals for alternative capital (dropdown financing, incremental term loan, convertible debt, etc.) to be used in the event an A/R facility is insufficient or more capital is required to reduce revolver balance

Current and Upcoming Milestones	Roles	Target
On hold pending Lender A A/R securitization discussions and latest FTI analysis showing liquidity implications of Lender A facility	CVP / FTI	TBD

Bonsai Incremental Loan ($150mm)

Bonsai awaiting latest management outlook before proceeding

Seek to secure commitments for incremental $150mm as revolving lenders may view this capital more favorably than an A/R facility & may benefit amendment discussions

Current and Upcoming Milestones	Roles	Target
Bonsai to discuss next steps if latest management outlook is provided	Bonsai	TBD

Interest Rate Hedge

Potential option to provide liquidity, but awaiting progress on other solutions

If crystalized, an interest rate hedge would result in $40mm in net proceeds today; however, would leave the company exposed to future interest rate increases

Current and Upcoming Milestones	Roles	Target
Continue to evaluate net proceeds provided by interest rate hedge and if crystalized, exposure to future interest rate increases	Cactus / FTI	Ongoing
Crystalize and close interest rate hedge, if needed, reserve 1-2 weeks prior to liquidity need to account for admin. process of closing the hedge	Cactus / DPW	n.a.

CENTERVIEW PARTNERS 7

– Preliminary Working Draft; All Figures Subject to Change / Update – A/R Securitization Process Overview Outreach focused on alternative and also traditional lenders that we perceived to have an interest in the space Alternative Traditional Stage # of Participants Lenders Lenders Parties Contacted 1 14 6 20 NDAs Executed / 2 10 2 Information Distributed 12 Parties Submitting 3 61 7 Preliminary Questions Indication of Interest 4 31 4 (“IoI”) Received Expecting further proposals 8

– Preliminary Working Draft; All Figures Subject to Change / Update –

Summary of A/R Securitization Proposals Received

	Lender A	Lender B	Lender C	Lender D
Facility Size	$500mm	$250mm	$250mm	$300 - $360mm(2)
Advance Rate	92% of eligible A/R	TBD	TBD	57% - 70% of eligible A/R(2)
Implied Yield(1)	**11%**	**13%**	**12%**	**11%(3)**
Interest Rate	SOFR+550bps *(3-mo. SOFR), paid monthly*	SOFR+750bps *(3-mo. SOFR) / 1.5% floor*	SOFR+650bps */ 1% floor*	SOFR+325 - 450bps(2)
Yield Maintenance Fee	True-up interest payment for period of time that facility is < [50%] drawn	n/a	When facility is < 50% drawn, interest and unused line fee accrue as if 50% drawn	n/a
Unused Line Fee	75bps unused line fee *(paid monthly)*	TBD	300bps undrawn fee *(paid monthly)*	150bps *(if <50%)* 50bps *(if >50%)* *Utilization fee*
Upfront Fees	$15mm (3% of facility size)	3% OID	$7.5mm (3% of commitment)	2% of facility size
Maturity	~4.6 years(4) *3 months inside TL Maturity (Currently Oct. 2027)*	5 years	5 years *(subject to springing mandatory prepayment in respect of earlier maturing debt)*	3 years
Financial Covenants	▪ No financial covenants	▪ [$50mm] min. liquidity ▪ Max 1L debt to covenant of 80% ▪ Minimum cash reserve of lesser of $25mm of 20% of outstanding principal	▪ No financial covenants	▪ No financial covenants

(1) Assumes a $250mm facility across all lenders for comparability, fully drawn for entire tenure of indicative proposal. Interest rate and frequency of payment based on lender non-binding proposal; if not stated, assumed to be monthly. Includes upfront fee and interest rate. (2) $300mm credit tranche A facility at SOFR+325 with 57% advance rate, $325mm credit tranche BBB facility at SOFR+375 with 62% advance rate and $360mm credit tranche BB+ facility at SOFR+450 with 70% advance rate. (3) Assumes fully drawn credit tranche BB+ facility at SOFR+450bps interest rate with 70% advance rate. (4) Assumes 12/31/22 closing date.

CENTERVIEW PARTNERS 9

– Preliminary Working Draft; All Figures Subject to Change / Update –

Summary of A/R Securitization Proposals Received *(Cont'd)*

	Lender A	Lender B	Lender C	Lender D
Call Protection	▪ NC-1, 101 for life	▪ NC-2 / 103 / 102 / 101	▪ 0-18 months: Yield maintenance ▪ 19-30 months: 104 ▪ 31-42 months: 102	▪ 2% of total facility size for termination or refinancing of the program
Due Diligence and Approvals Required	▪ Meetings with management ▪ Detailed review of projections and understanding of assumptions ▪ Confirmatory diligence regarding Cactus's account controls, invoicing and cash management systems ▪ Satisfactory response to all questions submitted in diligence tracker ▪ Confirmatory field exams to be conducted by Lender A prior to closing ▪ Customary legal and tax due diligence	▪ Satisfactory completion of commercial, legal, financial and tax due diligence ▪ Satisfactory completion of legal documentation ▪ Lender B's investment committee approval	▪ Receipt of customary third-party field examination ▪ Management call to discuss current trading environment and go-forward strategy / initiatives ▪ Receipt of 5-year three statement cash flow model ▪ Discussion with FTI / management to understand underlying drivers and assumptions ▪ Receipt and review of major customer contracts and purchase orders ▪ Customary legal and KYC / AML diligence	▪ Historical balances of AR aging and detailed dilution ▪ Seller underwriting providing information regarding credit processes / policies ▪ Debtor underwriting ▪ Analysis of sales contracts for debtors ▪ Receipt of customary third-party field examination ▪ Customary legal and tax due diligence *Lender D also proposed a 3-year $200mm A/R factoring facility at SOFR+350bps with a facility tenor of 120 days per debtor*

CENTERVIEW PARTNERS 10

– Preliminary Working Draft; All Figures Subject to Change / Update –

Reflects Working Draft Projections as of 10/10/22

Liquidity Under Various Financing Alternatives

Liquidity (Cash, Receivable and Revolver Availability)[1]


Base Liquidity
Base + Bonsai Term Loan ($61.2mm)
Base + Bonsai + Lender A[2]
Base + Bonsai + Interest Rate Hedge
With Interest Rate Hedge Unwind[3]
$450
$400
$350
$300
$250
$200
$150
$100
$50
$0
($50)
($100)
($150)
$312
$274
$39mm net proceeds from unwinding of interest rate hedge extends liquidity additional ~6 weeks
($27)
($67)
($88)
($128)
Sep-22
Oct-22
Nov-22
Dec-22
Jan-23
Feb-23
Mar-23
Apr-23
May-23
Jun-23
Jul-23
Aug-23
Sep-23

	Sep-22	Oct-22	Nov-22	Dec-22	Jan-23	Feb-23	Mar-23	Apr-23	May-23	Jun-23	Jul-23	Aug-23	Sep-23
Base Revolver Balance													
	$66	$65	$84	$347	$386	$407	$422	$399	$280	$181	$146	$140	$151
Net Forecasted A/R													
	$66	$65	$84	$125	$213	$328	$445	$448	$367	$275	$172	$114	$67

Source: Management.
Note: Dollars in millions.
(1) Does not include costs of raising incremental financing or covenant amendment / waiver. Includes cash of $2.5mm and $9mm LOCs outstanding. Excludes ~47.5mm in cash sitting in other entities. Excludes transaction fees.
(2) Assumes 92% borrowing base and excludes 7.5% of total base due to receivables being associated with "smaller jurisdictions" per Lender A's non-binding proposal. Assumes an additional 10% illustrative estimate for other reserves, exclusions and dilution adjustments. Assumes $500mm facility size with 3% upfront costs. Assumes capital injection on 12/31/22.
(3) Assumes interest rate hedge unwind provides $39mm of net proceeds.

CENTERVIEW PARTNERS

11

– Preliminary Working Draft; All Figures Subject to Change / Update –

Reflects Working Draft Projections as of 10/10/22

Framing Of Additional Bonsai New Money @ December 31

	1A	1B	2A	2B
	$61.2mm Bonsai Facility + no A/R Facility		$61.2mm Bonsai Facility + Lender A A/R Facility	
	Not Paying Down Revolver to $105mm	Repay Revolver to $105mm	Not Paying Down Revolver to $105mm	Repay Revolver to $105mm
Cash Required to Paydown Revolver to $105mm	–	$195	–	$195
Cash Required for Liquidity	150	150	150	150
Total New Money Required	**$150**	**$345**	**$150**	**$345**
(-) $61.2mm Bonsai Financing	(61)	(61)	(61)	(61)
Total New Money Required in Excess of $61.2mm Facilty	**$89**	**$284**	**$89**	**$284**
(-) Amount Drawn on A/R Facility	–	–	(89)	(96)
Incremental New Money Required from Bonsai	**$89**	**$284**	**–**	**$188**
Pro Forma Revolver Balance at 12/31/22	$197	$105	$197	$105
Revolver Capacity	*300*	*105*	*300*	*105*
Revolver Availability	**$103**	**–**	**$103**	**–**
Lender A A/R Facility Borrowing Base @ 12/31/22	n.a.	n.a.	96	96
(-) Drawn Balance	n.a.	n.a.	(89)	(96)
Availability (A/R)	**–**	**–**	**$7**	**–**
Liquidity @ 12/31/22 (1)	**$137**	**$137**	**$144**	**$137**

*Theoretical need of incremental **$50mm** to resolve covenant issue, but does not account for additional liquidity need to navigate through 3/31/23 trough*

Source: Management.

Note: Dollars in millions.

(1) Liquidity reflects balance sheet cash pro forma for new money investment and paydown of revolver, $9mm of LOCs, $39mm potential net proceeds from unwinding of interest rate hedge, revolver availability and A/R facility availability. Excludes $47.5mm of cash residing in foreign entities.

CENTERVIEW PARTNERS 12

– Preliminary Working Draft; All Figures Subject to Change / Update –

Reflects Working Draft Projections as of 10/10/22

Framing Of Additional Bonsai New Money @ Trough (March 31)

	1A	1B	2A	2B
	$61.2mm Bonsai Facility + no A/R Facility		$61.2mm Bonsai Facility + Lender A A/R Facility	
	Not Paying Down Revolver to $105mm	Repay Revolver to $105mm	Not Paying Down Revolver to $105mm	Repay Revolver to $105mm
Cash Required to Paydown Revolver to $105mm	–	$195	–	$195
Cash Required for Liquidity	150	150	150	150
Total New Money Required	**$150**	**$345**	**$150**	**$345**
(-) $61.2mm Bonsai Financing	(61)	(61)	(61)	(61)
Total New Money Required in Excess of $61.2mm Facilty	**$89**	**$284**	**$89**	**$284**
(-) Amount Drawn on A/R Facility	–	–	(89)	(284)
Incremental New Money Required from Bonsai	**$89**	**$284**	**–**	**–**
Pro Forma Revolver Balance at Trough	$272	$105	$272	$105
Revolver Capacity	*300*	*105*	*300*	*105*
Revolver Availability	**$28**	**–**	**$28**	**–**
Lender A A/R Facility Borrowing Base @ Trough	n.a.	n.a.	341	341
(-) Drawn Balance	n.a.	n.a.	(89)	(284)
Availability (A/R)	**–**	**–**	**$252**	**$57**
Liquidity @ Trough (3/31/23)[(1)]	**$62**	**$62**	**$314**	**$119**

FTI currently in process of analyzing liquidity implications of Lender A A/R and BDT $61.2mm Term Loan facility to determine potential additional liquidity need post liquidity trough in 3/31/23

Source: Management.
Note: Dollars in millions.
(1) Liquidity reflects balance sheet cash pro forma for new money investment and paydown of revolver, $9mm of LOCs, $39mm potential net proceeds from unwinding of interest rate hedge, revolver availability and A/R facility availability. Excludes $47.5mm of cash residing in foreign entities.

CENTERVIEW PARTNERS 13

ƒƒƒƒƒ – Preliminary Working Draft; All Figures Subject to Change / Update – Next Steps In A/R Securitization Process Lender A has delivered the most advantageous proposal Given current forecast indicates incremental liquidity required by 12/31, Centerview recommends improving terms of Lender A’s proposal to the greatest extent possible in exchange for proceeding with Lender A exclusively If we proceed with Lender A, next steps include: – Field examinations performed by Lender A’s field examination consultant (Cost: ~$50 - $100k) – Lender A to engage legal counsel (Cost: ~$250 - $350k, for entire process) – Lender A will likely request an engagement letter with exclusivity and a break-up fee • Potential to delay executing on engagement letter (w/break up fee) with Lender A by ~2 weeks If we proceed with other potential A/R lenders as well, next steps include: – Field exams conducted by FTI (Cost: ~$500 - $600k) – Other lenders may seek similar expense reimbursements as Lender A in order to proceed Other A/R process next steps are: – Lender A is also considering providing bridge financing utilizing non-A/R debt baskets to provide liquidity during the time when A/R balance is ramping up (December 2022 to March 2023) – FTI is analyzing the long-term cash flow implications of Lender A’s facility to determine if additional capital is required in 2H’2023 and beyond 14

Appendix

– Preliminary Working Draft; All Figures Subject to Change / Update –

Yield Component Breakdown by Proposal

- *Illustratively assumes $250mm facility size for all lender proposals for comparability, full drawn for entire tenure of indicative proposal*
- *Interest rate and frequency of payment based on lender non-binding proposal*
- *Includes upfront fee and interest rate*


All-in Yield
Upfront Fee
Interest Payments
Components of All-in Yield
13.1%
0.9%
12.2%
12.0%
0.9%
11.1%
11.0%
0.9%
10.1%
10.9%
0.9%
10.1%

	Lender B	Lender C	Lender A	Lender D
Interest Rate	*SOFR+750bps, assumes paid monthly*	*SOFR+650bps, assumes paid monthly*	*SOFR+550bps paid monthly*	*SOFR+325 - 450bps[(1)], assumes paid monthly*
Unused Line Fee	*TBD*	300bps undrawn fee *(paid monthly)*	*75bps unused line fee (paid monthly)*	Utilization fee: *150bps (if <50%); 50bps (if >50%)*
Upfront Fee	*3% OID*	*3% of facility size*	*3% of facility size*	*2% of facility size*
Maturity	*5 years*	*5 years*	*4.6 years[(2)] (3 months inside TL Maturity)*	*3 years*

(1) $300mm credit tranche A facility at SOFR+325 with 57% advance rate, $325mm credit tranche BBB facility at SOFR+375 with 62% advance rate and $360mm credit tranche BB+ facility at SOFR+450 with 70% advance rate.
(2) Assumes facility closing date of 12/31/22.

CENTERVIEW PARTNERS 16